Exhibit 99
FIRST NIAGARA FINANCIAL GROUP
401(k) PLAN
Financial Statements as of
December 31, 2010 and 2009
And
Supplemental Schedule
Together with
Report of Independent Registered
Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Retirement Benefits Committee of
     First Niagara Financial Group, Inc.:
We have audited the accompanying statements of net assets available for benefits of the First Niagara Financial Group 401(k) Plan (the Plan) as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental Schedule of Assets (Held at End of Year) as of December 31, 2010 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Bonadio & Co., LLP
Bonadio & Co., LLP
June 28, 2011
Williamsville, NY

FIRST NIAGARA FINANCIAL GROUP 401(k) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2010 AND 2009

	2010	2009

ASSETS

Investments, at fair value:
Mutual funds	$94,964,993	$72,473,708
First Niagara Financial Group, Inc. common stock	30,830,220	27,103,092
Common/collective trust fund	5,371,103	4,813,771
Money market account	3,258,846	3,027,983

Total investments	134,425,162	107,418,554

Receivables:
Notes receivable from participants	3,260,324	2,667,520
Employer contributions receivable	1,695	—
Employee contributions receivable	3,347	7,559
Other receivables	—	380

Total receivables	3,265,366	2,675,459

Cash and cash equivalents	754,648	—

Total assets	138,445,176	110,094,013

LIABILITIES

Other liabilities	99	—

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	$138,445,077	$110,094,013

Adjustment from fair value to contract value for interest in common/collective trust fund relating to fully benefit-responsive investment contracts	(108,365)	(22,693)

NET ASSETS AVAILABLE FOR BENEFITS	$138,336,712	$110,071,320

The accompanying notes are an integral part of these statements.

FIRST NIAGARA FINANCIAL GROUP 401(k) PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

ADDITIONS
Employee contributions	$10,829,309	$7,445,138
Employer contributions	6,290,954	4,284,473
Rollover contributions	3,460,801	3,442,306
Interest and dividend income	3,133,756	2,214,315
Net appreciation in fair value of investments, including realized gains and losses on sales	9,370,011	8,048,773
Interest on notes receivable from participants	139,865	144,220

Total additions	33,224,696	25,579,225

DEDUCTIONS
Distributions to participants	4,739,752	3,874,645
Administrative expenses	219,552	127,646

Total deductions	4,959,304	4,002,291

Net increase	28,265,392	21,576,934

NET ASSETS AVAILABLE FOR BENEFITS — beginning of year	110,071,320	88,494,386

NET ASSETS AVAILABLE FOR BENEFITS — end of year	$138,336,712	$110,071,320

The accompanying notes are an integral part of these statements.

FIRST NIAGARA FINANCIAL GROUP 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
1.	DESCRIPTION OF PLAN
The following description of the First Niagara Financial Group 401(k) Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
General
The plan is a defined contribution plan with salary reduction features as permitted under Section 401(k) of the Internal Revenue Code (IRC). The Plan is funded by employee and employer contributions and covers substantially all eligible employees of First Niagara Bank and its Subsidiaries, which is owned by First Niagara Financial Group, Inc. (FNFG) (collectively, the Company). The Plan is intended to conform with the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and subsequent legislation, when applicable.
The assets of the Plan are maintained by Charles Schwab Trust Company (Schwab), as Trustee and Milliman, Inc., as recordkeeper for the Plan. The Qualified Retirement Plans Committee (QRPC) ensures compliance with the IRC as well as ERISA. The QRPC is responsible for the operation and management of assets for all qualified retirement plans sponsored by the Company.
On April 9, 2010, the Company acquired all of the outstanding common shares of Harleysville National Corporation (“Harleysville”), the parent company of Harleysville National Bank and Trust Company, and thereby acquired all of Harleysville National Bank and Trust Company’s 83 branch locations across nine Eastern Pennsylvania counties. In accordance with the Plan, upon completion of the acquisition, former Harleysville employees were eligible to participate in the Plan and were credited for their years of service with Harleysville.
In September 2009, the Company acquired 57 branch locations in Western Pennsylvania from National City Bank (NatCity). In accordance with the Plan, upon completion of the acquisition, former NatCity employees retained by the Company were eligible to participate in the Plan and were credited for their years of service with NatCity.
Eligibility

All employees who have completed three months of service, as defined in the Plan, have attained the age of 21, and who are not represented by a collective bargaining unit are eligible to participate in the Plan.
Contributions
Employees who are eligible to participate in the Plan may elect to contribute up to 100% of their annual compensation, as defined in the Plan, subject to the annual limitations provided by the IRC. Employees who are age 50 or older by the end of the calendar year are allowed to make an additional “catch-up” contribution. This contribution was limited to $5,500 in 2010 and 2009. The “catch-up” contribution is not subject to the employer matching contribution.
Effective January 1, 2009, safe harbor provisions were adopted by the Plan, for which eligible participants shall be allocated a safe harbor match in an amount equal to 100% of the first 4% of compensation plus 50% of the next 2% of compensation deferred by a participant, up to a total of 5% of compensation.

1.	DESCRIPTION OF PLAN (Continued)
Contributions (Continued)
The Company may also make an annual discretionary contribution to the Plan. No discretionary contributions were made to the Plan during 2010 and 2009. Participants may also rollover amounts representing distributions from other qualified defined benefit or defined contribution plans.
Participants direct the investment of their contributions into various investment options offered by the Plan. Participants may change their investment allocation on a daily basis.
Participant Accounts
Each participant’s account is credited with the participant’s contribution and an allocation of (a) the Company’s contributions, (b) Plan earnings and losses, and (c) administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
Vesting

All participants are immediately 100% vested in their contributions, plus allocated earnings thereon. Effective January 1, 2009, eligible participants receiving a safe harbor matching contribution shall be 100% vested in those contributions. For employer matching contributions made prior to January 1, 2009 and employer discretionary contributions, vesting will remain the same as follows:

Less than 2 years	0%
2 years	20%
3 years	40%
4 years	60%
5 years	80%
6 years	100%
Notes Receivable from Participants
Participants may borrow from their accounts a minimum of $1,000 per loan up to a maximum amount, which is the lesser of $50,000 or 50% of their vested account balance. Loan terms range from one to five years or up to 15 years for the purchase of a principal residence. The loans are collateralized by the participant’s account and bear interest at the rates available for comparable loans from commercial lending institutions. Principal and interest is paid ratably through payroll deductions.
Forfeited Accounts
Forfeitures of nonvested employer contributions may be used for Plan administrative expenses or to reduce the employer’s future contributions. During 2010 and 2009, forfeitures used to reduce employer contributions amounted to $59,531 and $61,013, respectively. Unused forfeited account balances were $264,681 and $107,102 at December 31, 2010 and 2009, respectively.
Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.
Administrative Expenses
Broker commissions associated with investment transactions and investment management fees are paid by the Plan. Administrative fees not paid by the Plan are paid by the Company.

1.	DESCRIPTION OF PLAN (Continued)
Payment of Benefits
Employees are eligible for retirement benefits upon reaching age 65. Upon termination of service due to death, disability, or retirement, a participant or their beneficiary may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or distributions based on various annuity options or fixed income payments. For termination of service for other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution. Participating employees may take financial hardship withdrawals under prescribed circumstances, up to the value of vested contributions to their account.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States.
Current accounting guidance requires that fully benefit-responsive investment contracts held by a defined-contribution plan are to be reported at fair value. However, contract value is the relevant measurement attribute for the portion of net assets available for benefits of a defined contribution plan that is attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan.
The Plan invests in investment contracts through a common/collective trust and, as required by current accounting guidance, presents the fair value of the investment in common/collective trust as well as the adjustment of the investment in the common/collective trust from fair value to contract value relating to the investment contracts in the Statement of Net Assets Available for Benefits. The Statement of Changes in Net Assets Available for Benefits is presented on a contract value basis.
Change in Accounting Principle
In September 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2010-25, Reporting Loans to Participants by Defined Contribution Pension Plans (ASU 2010-25). ASU 2010-25 requires participant loans to be measured at their unpaid principal balance plus any accrued but unpaid interest and to be classified as notes receivable from participants. Previously, loans were measured at fair value and classified as investments. The Plan adopted ASU 2010-25 in the 2010 financial statements, and has retrospectively applied it to the financial statements and notes. The adoption of ASU 2010-25 was not significant to the financial statements as a whole as the unpaid principal balance plus accrued interest on loans to participants generally approximated fair value.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Investment Valuation and Income Recognition
The Plan’s assets are invested in various investments through Schwab, the plan custodian. Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for discussion of fair value measurements.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Net appreciation includes gains and losses on investments bought and sold as well as held during the year. Dividends are recorded on the ex-dividend date.
Payment of Benefits
Benefits are recorded when paid.
Risks and Uncertainties
The Plan’s assets include various types of investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to the value of such investments, changes in the values of investments will occur and such changes could materially affect the amounts reported in the accompanying financial statements.
Reclassification
In order to facilitate comparison of financial information, certain amounts reported in the prior year have been reclassified to conform with the current year presentation.
3.	FAIR VALUE MEASUREMENTS
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Current accounting guidance establishes a fair value hierarchy based on the transparency of inputs participants use to price an asset or liability. The fair value hierarchy priorities these inputs into the following three levels:
Level 1 Inputs — Unadjusted quoted prices in active markets for identical assets or liabilities that are available at the measurement date.
Level 2 Inputs — Inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.), or inputs that are derived principally from or corroborated by market data by correlation or other means.
Level 3 Inputs — Unobservable inputs for determining the fair value of the asset or liability and are based on the entity’s own assumptions about the assumptions that market participants would use to price the asset or liability.

3.	FAIR VALUE MEASUREMENTS (Continued)
A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.
Our valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While we believe our valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at each measurement date.
The following table summarizes our assets measured at fair value on a recurring basis at December 31, 2010. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. For the year ended December 31, 2010, no transfers in or out of Level 1 or Level 2 occurred.

	Level 1	Level 2	Level 3	Total

Mutual Funds:
Target Retirement Funds	$23,723,161	$—	$—	$23,723,161
Large Cap Funds	20,616,747	—	—	20,616,747
Bond Funds	17,324,168	—	—	17,324,168
Foreign Funds	9,699,082	—	—	9,699,082
Mid Cap Funds	8,129,637	—	—	8,129,637
Equity Income Funds	7,978,782	—	—	7,978,782
Small Cap Funds	7,493,416	—	—	7,493,416
FNFG common stock	30,830,220	—	—	30,830,220
Common/collective trust fund	—	5,371,103	—	5,371,103
Money market accounts	3,258,846	—	—	3,258,846

	$129,054,059	$5,371,103	$—	$134,425,162

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2010 and 2009.
Mutual funds, FNFG common stock, cash and money market accounts are valued using unadjusted quoted prices for identical assets in active markets.
Common/collective trust fund consists primarily of guaranteed investment contracts. Individual assets of the synthetic investment contracts are generally valued as follows: domestic and foreign fixed income securities, futures, and options are valued at fair value based on market values obtained from independent pricing services, quotes by dealers who are market makers in these securities, or by a methodology approved by the trustee. Commercial paper and other investment securities with less than 60 days to maturity when purchased are valued at amortized cost, which approximates market value. Investments in regulated investment companies or collective investment trusts are valued at the net asset value per share/unit on valuation date. Accrued interest, if any, on the underlying investments is added to fair value of the investments for presentation purposes. The fair value of the wrap contracts is determined using the market approach discounting methodology which incorporates the difference between current market level rates for contract level wrap fees and the wrap fee being charged. The difference is calculated as a dollar value and discounted by the prevailing interpolated yield curve as of year end.

3.	FAIR VALUE MEASUREMENTS (Continued)
The following table summarizes our assets measured at fair value on a recurring basis at December 31, 2009:

	Level 1	Level 2	Level 3	Total

Mutual funds:
Target Retirement Funds	$18,341,818	$—	$—	$18,341,818
Large Cap Funds	15,925,930	—	—	15,925,930
Bond Funds	12,744,339	—	—	12,744,339
Foreign Funds	7,535,647	—	—	7,535,647
Equity Income Funds	7,032,272	—	—	7,032,272
Mid Cap Funds	5,655,193	—	—	5,655,193
Small Cap Funds	5,233,990	—	—	5,233,990
Moderate Allocation Funds	4,519	—	—	4,519
FNFG common stock	27,103,092	—	—	27,103,092
Common/collective trust fund	—	4,813,771	—	4,813,771
Money market accounts	3,027,983	—	—	3,027,983

	$102,604,783	$4,813,771	$—	$107,418,554

4.	INVESTMENTS
Plan contributions are invested under a service agreement with Schwab as trustee. Plan participants may allocate their funds among one or more of the following investment accounts:
•
Allianz NFJ Dividend Value Admin Fund — A mutual fund that seeks growth of capital and income. It invests a large portion of its net assets in common stocks and other equity securities of companies that are expected to pay dividends.

•
Schwab Retirement Advantage Money Fund- A money market fund that seeks the highest current income along with the consistent stability of capital and liquidity. The fund invests in high-quality short-term money market investments.

•
Bridgeway Ultra-Small Company Market Fund — A mutual fund that seeks to provide a long-term total return of capital primarily through capital appreciation. It is comprised mainly of ultra-small company stocks.

•
Columbia Acorn Z Fund — A mutual fund that seeks to provide a long-term return of capital mainly though capital appreciation. The fund invests a majority of its net assets in the common stock of small- and mid-sized companies.

•
Growth Fund of America R4 — A mutual fund that seeks to provide you with growth of capital. The fund invests primarily in common stocks ands seeks to invest in companies that appear to offer superior opportunities of growth in capital.

•
Janus Enterprise T Fund — A mutual fund that seeks long-term capital growth, consistent with preservation of capital and balanced by current income. It normally invests in equity securities selected for growth and income potential and fixed income senior securities.

•
Oakmark Equity & Income I Fund- A mutual fund that seeks income, preservation, and growth in capital. It invests a large portion of its total assets in common stock and and U.S. government and debt securities.

4.	INVESTMENTS (Continued)
•	Royce Pennsylvania Mutual Investment Fund- A mutual fund that seeks a long-term growth of capital. It invests the Fund’s assets primarily in the equity securities of small-cap and micro-cap companies.
•
PIMCO Total Return Admin Fund — A mutual fund that seeks maximum total return, consistent with preservation of capital. It’s comprised of bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities.

•
Vanguard Short-Term Bond Index Fund- The fund seeks to track the performance of a broad, market-weighted bond index. It invests by sampling the index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key risk factors and other characteristics. All of the fund’s investments will be selected through the sampling process, and at the majority of the fund’s assets will be invested in bonds held in the Index.

•
Morley Stable Value Fund- The fund seeks low volatility, stable principal value, and consistent returns on a component of their retirement investments. It invests in low-risk, moderate yield investments.

•
Vanguard Total International Stock Fund — A mutual fund that seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in Europe, the Pacific region, and emerging markets countries. It is comprised of investments in three other Vanguard funds — the Vanguard European Stock Index Fund, the Vanguard Pacific Stock Index Fund, and Vanguard Emerging Markets Stock Index Fund.

•	Vanguard 500 Index Fund — A mutual fund that seeks to track the performance of a benchmark index that measures the investment return of large capitalization stocks.
•	Perkins Mid Cap Value T Fund — A mutual fund that seeks capital appreciation. The Fund invests primarily in common stocks selected for their capital appreciation potential.
•
Columbia Small Cap Value I Z Fund — The investment seeks long-term capital growth. The fund normally invests 80% of net assets in equity securities of companies that have market capitalizations in the range of the companies in the Russell 2000 Value Index at the time of purchase that the Advisor believes are undervalued. It may invest up to 20% of its total assets in foreign securities.

•
Vanguard Long-Term Bond Index Fund — A mutual fund which seeks to track the performance of a market-weighted bond index with a long term dollar-weighted average maturity. It consists of medium and larger issues of U.S. government, investment grade corporate, and investment grade international dollar-denominated bonds that have maturities greater than 10 years and are publicly traded.

•
Vanguard Target Retirement 2015 Fund — A mutual fund which seeks to provide capital appreciation and current income consistent with its asset allocation. The fund invests in other Vanguard funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2015.

•
Vanguard Target Retirement 2020 Fund — A mutual fund which seeks to provide capital appreciation and current income consistent with its asset allocation. The fund invests in other Vanguard funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2020.

4.	INVESTMENTS (Continued)
•
Vanguard Target Retirement 2025 Fund — A mutual fund which seeks to provide capital appreciation and current income consistent with its asset allocation. The fund invests in other Vanguard funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2025.

•
Vanguard Target Retirement 2030 Fund — A mutual fund which seeks to provide capital appreciation and current income consistent with its asset allocation. The fund invests in other Vanguard funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2030.

•
Vanguard Target Retirement 2035 Fund — A mutual fund which seeks to provide capital appreciation and current income consistent with its asset allocation. The fund invests in other Vanguard funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2035.

•
Vanguard Target Retirement 2040 Fund — A mutual fund which seeks to provide capital appreciation and current income consistent with its asset allocation. The fund invests in other Vanguard funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2040.

•
Vanguard Target Retirement 2045 Fund — A mutual fund which seeks to provide capital appreciation and current income consistent with its asset allocation. The fund invests in other Vanguard funds according to an asset allocation strategy designed for investors planning to retire in or within a few years of 2045.

•	Vanguard Target Retirement Income Fund — A mutual fund which seeks to provide current income and some capital appreciation. It consists of investments in other Vanguard mutual funds.
•	Vanguard Mid Cap Index Fund — A mutual fund that seeks to track the performance of a benchmark index that measures the investment return of mid-capitalization stocks.
Participants may also invest in First Niagara Financial Group, Inc. common stock (party-in-interest).
At either December 31, 2010 or 2009, or both, the fair values of investments that represent 5% or more of the Plan’s net assets were as follows:

	2010	2009

Vanguard 500 Index Fund	$14,976,211	$13,363,738
Vanguard Short-Term Bond Fund	$8,670,106	$7,914,698
Vanguard Total Intl Stock Fund	$9,699,082	$7,535,647
Oakmark Equity & Income I Fund	$7,978,782	$7,032,272
Vanguard Target Retirement 2025 Fund	$—	$5,895,715
FNFG common stock	$30,830,220	$27,103,092

4.	INVESTMENTS (Continued)
Net appreciation in fair value of investments, including realized gains (losses) on investments sold during the years ended December 31, 2010 and 2009 was as follows:

	2010	2009

Mutual funds	$8,867,282	$11,580,197
FNFG common stock	481,298	(3,614,609)
Common/collective trust fund	21,431	83,185

	$9,370,011	$8,048,773

5.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	2010	2009

Net assets available for benefits per the financial statements	$138,336,712	$110,071,320

Adjustment from contract value to fair value	108,365	22,693

Net assets available for benefits per Form 5500	$138,445,077	$110,094,013

The following is a reconciliation of changes in net assets available for benefits per the financial statements to the Form 5500:

	2010	2009

Net increase in net assets per financial statements	$28,265,392	$21,576,934

Adjustment from contract value to fair value	85,672	10,716

Net increase in net assets per Form 5500	$28,351,064	$21,587,650

6.	TAX STATUS
The Internal Revenue Service has determined and informed the Company by letter dated May 5, 2003, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (the Code). Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.
ASC Section 740 requires entities to disclose in their financial statements the nature of any uncertainty in their tax positions. For benefit plans, tax-exempt status itself is deemed to be an uncertainty, as events could potentially occur to jeopardize their tax-exempt status. As of December 31, 2010, the Plan does not have any uncertain tax positions. The Plan files the Annual Return/Report of Employee Benefit Plan (Form 5500) in the U.S. federal jurisdiction. The Plan is no longer subject to U.S. federal tax examinations for years before 2007.

7.	PARTY-IN-INTEREST TRANSACTIONS
In 2010 and 2009, certain Plan investments were managed by Schwab. Schwab is the trustee of the Plan for the years ended December 31, 2010 and 2009, and therefore these transactions qualify as party-in-interest.
Investment income earned on assets invested with Schwab amounted to $315 and $5,937 for the years ended December 31, 2010 and 2009, respectively.
Notes receivable from participants of $3,260,324 and $2,667,520 as of December 31, 2010 and 2009, respectively, with interest rates ranging from 3.25% to 10.25% also qualify as party-in-interest. Interest earned on the notes receivable from participants totaled $139,865 and $144,220 at December 31, 2010 and 2009, respectively.
Dividend income earned on FNFG common stock totaled $1,163,610 and $1,034,295 for the years ended December 31, 2010 and 2009, respectively. Net appreciation (depreciation) on FNFG common stock totaled $481,298 and $(3,614,609) at December 31, 2010 and 2009, respectively.

FIRST NIAGARA FINANCIAL GROUP 401(k) PLAN
Schedule H, line 4(i) — Schedule of Assets (Held at End of Year)
December 31, 2010

(a)	(b)	(c)	(d)
	Identity of Issuer	Description of Investment	Fair Value

		Cash and Cash Equivalents	$754,648

		Money Market Accounts:
*	Charles Schwab Trust Co.	Schwab Retirement Advantage Money Fund	3,258,846

		Common/Collective Trust Fund:
	Principal Funds Distributor, Inc.	Morley Stable Value Fund	5,371,103

		Mutual Funds:
	The Vanguard Group	Vanguard 500 Index Fund	14,976,211
	The Vanguard Group	Vanguard Total Intl Stock Index	9,699,082
	The Vanguard Group	Vanguard Short-Term Bond Index	8,670,106
	The Oakmark Funds	Oakmark Equity & Income I	7,978,782
	The Vanguard Group	Vanguard Target Retirement 2025	6,881,596
	The Vanguard Group	Vanguard Mid Cap Index	5,969,907
	Royce Fund Services, Inc.	Royce Pennsylvania Mutual Invmt	5,854,245
	The Vanguard Group	Vanguard Target Retirement 2035	5,657,724
	Allianz Global Investors Distributors LLC	PIMCO Total Return Admin	5,068,779
	The Vanguard Group	Vanguard Long-Term Bond Index	3,585,283
	The Vanguard Group	Vanguard Target Retirement 2015	3,542,947
	The Vanguard Group	Vanguard Target Retirement 2045	3,303,538
	American Funds Distributors	Growth Fund of America R4	3,294,417
	Allianz Global Investors Distributors LLC	Allianz NFJ Dividend Value Admin	2,346,119
	The Vanguard Group	Vanguard Target Retirement Income	1,609,717
	The Vanguard Group	Vanguard Target Retirement 2020	1,599,162
	Janus Distributors LLC	Perkins Mid Cap Value T	1,279,528
	Janus Distributors LLC	Janus Enterprise T	880,202
	Columbia Management Investment Distributors, Inc.	Columbia Small Cap Value I Z	822,535
	Columbia Management Investment Distributors, Inc.	Columbia Acorn Z	816,587
	The Vanguard Group	Vanguard Target Retirement 2030	590,621
	The Vanguard Group	Vanguard Target Retirement 2040	537,856
	Foreside Fund Services, LLC	Bridgeway Ultra-Small Company Market	49

			94,964,993

*	First Niagara Financial Group, Inc.	Common Stock	30,830,220

*	Notes receivable from participants	Interest rates range from 3.25% to 10.25%	3,260,324

			$138,440,134

*	Denotes party-in-interest
The accompanying notes are an integral part of this schedule.